UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
RAYONIER INC.

(Name of Registrant as Specified In Its Charter)

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Supplement to Proxy Statement for 2020 Annual Meeting of Shareholders
Dear Shareholder,
This supplement provides updated information with respect to the 2020 Annual Meeting of Shareholders of Rayonier Inc. (the “Annual Meeting”) to be held on May 14, 2020, at 4:00 p.m., local time, at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida 32097. This supplemental information should be read in conjunction with the Notice of Annual Meeting of Shareholders and Proxy Statement (the “Proxy Statement”) for the Annual Meeting.
Passing of Richard D. Kincaid
We are deeply saddened to inform you that Richard D. Kincaid, Chairman of our Board of Directors, passed away unexpectedly on March 20, 2020. Mr. Kincaid, age 58, had served as a director of the Company since 2004. Mr. Kincaid was a member of the Audit Committee and the Compensation and Management Development Committee of the Board at the time of his passing. Our Board of Directors and management team wish to express our gratitude and appreciation for Mr. Kincaid’s many years of leadership and service to the Company and its shareholders, and we send our condolences to the family and friends of Mr. Kincaid.
In light of Mr. Kincaid’s untimely passing, which occurred after we finalized the Proxy Statement, the Board has reduced the size of the Board from nine to eight directors, and Mr. Kincaid is hereby removed as a nominee. Our Board has also appointed Dod A. Fraser to serve as Chairman through the remainder of Mr. Kincaid’s term.
The eight other director nominees named in the Proxy Statement – Keith E. Bass, Dod A. Fraser, Scott R. Jones, Blanche L. Lincoln, V. Larkin Martin, Ann C. Nelson, David L. Nunes and Andrew G. Wiltshire – will continue to stand for election at the Annual Meeting. The form of proxy card included with the distribution of the Proxy Statement remains valid; however, any votes cast with respect to Mr. Kincaid will be disregarded and not be counted.
Potential Remote Participation Option
We intend to hold the Annual Meeting in person. However, we are actively monitoring the impact of and response to the novel coronavirus identified as COVID-19. We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. As a result, we may provide our shareholders the option to attend the Annual Meeting by means of remote participation.
In the event we choose to offer the option to attend the meeting by remote participation, we will announce such decision and details on how to participate through the issuance of a press release and the filing of additional proxy materials with the Securities and Exchange Commission, both of which will be available at https://ir.rayonier.com.
As always, your vote is very important. We urge you to please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly, even if you plan to attend the Annual Meeting, whether in person or via any remote participation option.

Very truly yours,
David L. Nunes
President and Chief Executive Officer

Mark R. Bridwell
Vice President, General Counsel and Corporate Secretary